Exhibit 99.1

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate

programs, please contact us at

866.655.3650.

Commentary & Highlights

Fund

•                  Alamo Plaza, located in the central business district of Denver, Colorado, experienced two significant leasing transactions. The largest tenant, Pioneer Resources, expanded its lease nearly 8,000 square feet, and BroadHop, Inc. signed a lease for approximately 6,000 square feet. The property is now approximately 96 percent leased.

•                  The United Launch Alliance (ULA) lease at 9100 Mineral Circle in suburban Denver was signed in January and commenced on May 25. The lease term expires in May 2012 and includes three one-year renewal options. ULA now occupies the entire approximate 160,000 square-foot building. Tenant improvements associated with the ULA lease totalled approximately $1.7 million during the second quarter.

•                  We are actively investigating programs to add revenue streams that we believe will increase the value of the portfolio over time, such as parking garage upgrades and satellite and wireless rooft op systems. For example, we are working with a contractor to upgrade the parking facility at Alamo Plaza to transform it from an analog system to a digital system, a change projected to provide an approximate $300,000 annual revenue stream. The new garage system will allow closer monitoring of parking, streamline management, and help eliminate waste from lost cards. Programs to upgrade parking structures in several other Fund assets around the country are being evaluated.

•                  We are also working with a third party contractor who specializes in the marketing of rooftop communications. By leasing rooftop space, we believe the Fund can generate substantial income without incurring cost from build-out or additional services. As an example, we currently lease the rooftop of Burnett Plaza in Fort Worth and will generate more than $560,000 in incremental revenue in 2007.

•                  In June, we acquired Centreport Office Center, a two building asset with a combined square footage of approximately 133,000 located in Fort Worth. The property is 100 percent leased through September 2014. The tenants are Dean Foods and Radiant Systems Inc.

Financial Statements

•                  Our wholly-owned properties generated rental revenue of approximately $68.8 million during the second quarter of 2007 as compared to approximately $31.9 million during the same period in 2006. This increase resulted primarily from the addition of ten properties during the past 12 months, as well as the recognition of a full quarter of revenue at four properties acquired during the second quarter of 2006.

•                  During the second quarter of 2007, funds from operations (FFO) was approximately $23.7 million as compared to approximately $14.2 million in the second quarter of 2006.

•                  Net operating income (NOI) of approximately $40.6 million generated during the second quarter of 2007 represented improvement of about 98 percent over the NOI generated in the second quarter of 2006. NOI increased primarily due to property acquisitions; the overall improvements of the portfolio’s performance also contributed to increased NOI.

Market Conditions

•                  According to Property & Portfolio Research, Inc. (PPR), a leading provider of commercial real estate research services, the aggregate occupancy rate for the top 54 metropolitan areas (PPR54) in the U.S. office market at the end of the second quarter of 2007 was 85.2 percent. This represents the 14th consecutive quarterly increase since December 2003.

•                  PPR also reported an average gross asking rent of $25.71 per square foot for properties in the PPR54, with rents rising. Rents rose almost $2 per square foot during the past 12 months, marking the ninth consecutive quarter of rent growth.

BEHRINGER HARVARD REITI, INC. (Unaudited)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	Jun. 30, 2007	Dec. 31, 2006

Assets

Real estate

Land	$279,038	$269,968

Buildings, net	1,635,159	1,637,738

Total real estate	1,914,197	1,907,706

Cash and cash equivalents	605,578	124,948

Restricted cash	86,952	103,343

Accounts receivable, net	27,265	21,205

Prepaid expenses and other assets	6,482	4,210

Investment in tenant-in-common interests	145,525	145,621

Deferred financing fees, net	16,852	17,912

Notes receivable, net	3,011	3,013

Lease intangibles, net	339,836	367,014

Total assets	$3,145,698	$2,694,972

Liabilities

Mortgages payable	$1,609,715	$1,609,702

Accounts payable	4,200	2,390

Payables to affiliates	3,990	2,080

Acquired below-market lease, net	91,317	98,812

Dividends payable	10,105	7,096

Accrued liabilities	53,779	53,683

Subscriptions for common stock	1,882	3,216

Other liabilities	976	479

Total liabilities	1,775,964	1,777,458

Commitments and contingencies	—	—

Minority interest	2,922	3,072

Stockholders’ equity

Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—

Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—

Common stock, $.0001 par value per share; 382,499,000 shares authorized, 180,090,291 and 121,884,470 shares issued and outstanding at June 30, 2007, and December 31, 2006, respectively	18	12

Additional paid-in capital	1,609,614	1,085,806

Cumulative distributions and net loss	(242,820)	(171,376)

Total stockholders’ equity	1,366,812	914,442

Total liabilities and stockholders’ equity	$3,145,698	$2,694,972

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2007	Jun. 30, 2006

Cash flows from operating activities

Net loss	$(19,888)	$(3,624)

Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:

Depreciation and amortization	61,518	23,050

Amortization of deferred financing fees	1,060	473

Amortization of deferred financing income	(62)	—

Equity in earnings of investments in tenant-in-common interests	(2,781)	(2,309)

Distributions from earnings of investments in tenant-in-common interests	2,781	2,309

Change in accounts receivable	(5,994)	(3,632)

Change in prepaid expenses and other assets	(1,437)	1,171

Addition of lease intangibles	(4,703)	(113)

Change in accounts payable	1,810	27

Change in accrued liabilities	2,812	10,598

Change in payables to affiliates	8	(8)

Cash provided by operating activities	35,124	27,942

Cash flows from investing activities

Purchases of tenant-in-common interests	(2,462)	(1,037)

Return of investments in tenant-in-common interests	2,558	2,676

Purchases of real estate	(25,100)	(741,287)

Escrow deposits on real estate to be acquired	(875)	2,009

Additions of property and equipment	(20,773)	(7,365)

Changes in note receivable	—	(3,000)

Change in restricted cash	15,057	(46,837)

Cash used in investing activities	(31,595)	(794,841)

Cash flows from financing activities

Financing costs	—	(7,382)

Proceeds from mortgages payable	1,277	531,015

Payments on mortgages payable	(1,265)	(257)

Loan deposits on real estate to be acquired	—	(5)

Issuance of convertible stock	—	1

Issuance of common stock	562,408	187,242

Redemptions of common stock	(5,936)	(1,668)

Offering costs	(56,597)	(22,763)

Distributions	(24,609)	(12,687)

Distributions to minority interest holders	(150)	(151)

Change in subscriptions for common stock	(1,334)	(213)

Change in subscription cash received	1,334	213

Change in payables to affiliates	1,973	1,410

Cash provided by financing activities	477,101	674,755

Net change in cash and cash equivalents	480,630	(92,144)

Cash and cash equivalents at beginning of period	124,948	128,742

Cash and cash equivalents at end of period	$605,578	$36,598

BEHRINGER HARVARD REITI, INC. (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands, except per share amounts)	Jun. 30, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006

Rental revenue	$68,811	$31,892	$142,278	$54,452

Expenses

Property operating expenses	16,442	6,317	32,129	10,858

Interest expense	22,815	9,136	45,401	15,798

Real estate taxes	9,696	3,975	20,106	6,839

Property management fees	2,076	1,077	4,157	1,846

Asset management fees	3,313	1,130	6,616	1,130

General and administrative	521	304	1,047	657

Depreciation and amortization	30,833	15,126	64,729	25,188

Total expenses	85,696	37,065	174,185	62,316

Interest income	6,488	886	9,543	1,931

Equity in earnings of investments in tenant-in-common interests	1,471	1,248	2,781	2,309

Net loss before income taxes	(8,926)	(3,039)	(19,583)	(3,624)

Current income taxes	242	—	242	—

Deferred income taxes	63	—	63	—

Net loss	$(9,231)	$(3,039)	$(19,888)	$(3,624)

Basic and diluted weighted average shares outstanding	164,112	81,585	148,145	76,674

Basic and diluted loss per share	$(0.05)	$(0.04)	$(0.13)	$(0.05)

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS

Net loss	$(9,231)	$(3,039)	$(19,888)	$(3,624)

Adjustments:

Real estate depreciation(1)	18,262	8,374	36,702	14,189

Real estate amortization(1)	14,652	8,831	32,300	15,152

Funds from operations (FFO)(2)	$23,683	$14,166	$49,114	$25,717

(1)          This represents our proportional share of depreciation and amortization expense of the properties we wholly own and those in which we own tenant-in-common interests. The expenses of these tenant-in-common interests are reflected in our equity in earnings of investments in tenant-in-common interests.

(2)          FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principals generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2007, and December 31, 2006, and our unaudited consolidated results of operations and cash flows for the periods ended June 30, 2007, and June 30, 2006. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. (which may be referred to as the “Fund,” the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

BEHRINGER HARVARD REITI, INC. (Unaudited)

NET OPERATING INCOME (NOI)

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006

Rental revenue	$68,811	$31,892	$142,278	$54,452

Operating expenses

Property operating expenses	16,442	6,317	32,129	10,858

Real estate taxes	9,696	3,975	20,106	6,839

Property management fees	2,076	1,077	4,157	1,846

Total operating expenses	28,214	11,369	56,392	19,543

Net operating income	$40,597	$20,523	$85,886	$34,909

RECONCILIATION OF NOI TO NET LOSS

Net operating income	$40,597	$20,523	$85,886	$34,909

Less: Depreciation & amortization	(30,833)	(15,126)	(64,729)	(25,188)

General & administrative expenses	(521)	(304)	(1,047)	(657)

Interest expense	(22,815)	(9,136)	(45,401)	(15,798)

Asset management fees	(3,313)	(1,130)	(6,616)	(1,130)

Income tax	(305)	—	(305)	—

Add: Interest income	6,488	886	9,543	1,931

Equity in earnings of investments in tenent-in-common interests	1,471	1,248	2,781	2,309

Net loss	$(9,231)	$(3,039)	$(19,888)	$(3,624)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, equity investments in TIC interests, income taxes, and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

Published 09/07 • IN
© 2007 Behringer Harvard	104204